EXHIBIT d.3

                       AMENDMENT TO SUBADVISORY AGREEMENT

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                       AMENDMENT TO SUBADVISORY AGREEMENT
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This Amendment dated this 20th day of November, 2002 amends that certain
Subadvisory Agreement dated as of July 1, 1998 (the "Agreement") by and between Phoenix Investment Counsel, Inc. ("Adviser") and Seneca Capital Management LLC ("Subadviser"), regarding the management of the Phoenix-Seneca Bond Fund, Phoenix-Seneca Mid-Cap "EDGE"(SM) Fund and Phoenix-Seneca Real Estate Securities Fund (the "Funds") of the Phoenix-Seneca Funds (the "Trust").

1.  Section 19 is hereby added as follows:

    "Proxies. The Subadviser shall review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the Assets in accordance with such policies and procedures adopted or approved from time to time by the Trust. Unless the Adviser or the Trust gives the Subadviser written instructions to the contrary, the Subadviser will, in compliance with the proxy voting procedures of the Trust then in effect, vote or abstain from voting, all proxies solicited by or with respect to the issuers of securities in which assets of the Funds may be invested. The Adviser shall cause the Custodian to forward promptly to the Subadviser all proxies upon receipt, so as to afford the Subadviser a reasonable amount of time in which to determine how to vote such proxies. The Subadviser agrees to provide the Adviser with quarterly proxy voting reports in such form as the Adviser may request from time to time."

2. Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meaning as ascribed thereto in the Agreement, as amended. All terms and phrases in quotations shall have such meaning as ascribed thereto in the Investment Company Act of 1940, as amended.

3. This Amendment shall become effective on the date first accepted by the Subadviser which date is set forth above the Subadviser's name on the signature page hereof.


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4.  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute but one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives.

                                       PHOENIX INVESTMENT COUNSEL, INC.

                                       By:    /s/ Robert S. Driessen
                                          --------------------------------------
                                       Name:  Robert S. Driessen
                                       Title: Vice President

AGREED and ACCEPTED by Subadviser
this 15th day of April, 2003

SENECA CAPITAL MANAGEMENT LLC

By:    /s/ Sandra J. Monticelli
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Name:  Sandra J. Monticelli
Title: COO


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